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                                                                   EXHIBIT 10(n)


                              BANKNORTH GROUP, INC.
                            EXECUTIVE INCENTIVE PLAN
                        (Amended as of October 22, 2002)

SECTION 1. PURPOSE.

        The purpose of the Banknorth Group, Inc. Executive Incentive Plan is to promote and advance the interests of Banknorth Group, Inc. (the "Company") and its shareholders by enabling the Company to attract, retain and reward key employees of the Company and its Affiliates, and to qualify incentive compensation paid to Participants who are Covered Employees as performance-based compensation within the meaning of Section 162(m) of the Code.

SECTION 2. DEFINITIONS.

        The terms below shall have the following meanings:

        "Affiliate" means (i) any entity that is controlled by the Company, whether directly or indirectly, and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

        "Board" means the Board of Directors of the Company.

        "Cause" shall have the meaning set forth in the Company's Executive Severance Agreements.

        "Change-in-Control of the Company" shall have the meaning set forth in the Company's Executive Severance Agreements.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Committee" means the committee appointed by the Board to administer the Plan as provided herein.

        "Company" means Banknorth Group, Inc., a Maine corporation, and its successors and assigns.

        "Covered Employee" means a "covered employee" within the meaning of
Section 162(m) of the Code.

        "Incentive Award" means, with respect to each Participant, the amount he or she may receive for the applicable Performance Period as established by the Committee pursuant to the provisions of the Plan.

        "Participant" means any employee of the Company or an Affiliate who is designated by the Committee as eligible to receive an Incentive Award under the Plan.


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        "Performance Goals" means objective criteria based on one or more of the following: net income, net income before taxes, operating earnings, cash earnings, operating cash earnings, cash flow, financial return ratios
(including, but not limited to, return on average total assets, return on tangible total assets, return on average stockholders' equity, return on average tangible stockholders' equity, average stockholders' equity to average total assets, risk-adjusted return on capital, return on investment, economic value added, efficiency ratio, expense ratio, revenue growth, noninterest income to total revenue ratio and net interest margin), total stockholder return, earnings per share, operating earnings per share, cash earnings per share, other balance sheet or income statement items, stock price, market share or project completion. Performance Goals with respect to awards to Participants who are not Covered Employees also may be based on any other objective performance goals as may be established by the Committee for a Performance Period. Performance goals may be measured (i) solely on a corporate, subsidiary or business unit basis or a combination thereof and/or (ii) on actual or targeted growth factors. Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected Performance Goals. A Performance Goal may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and other intangible assets, extraordinary gains or losses and any unusual, nonrecurring gain or loss that is separately quantified in the Company's financial statements. Any Performance Goal expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted by the Committee so that the change in outstanding shares does not cause a substantive change in the relevant goal. The Committee may adjust Performance Goals for any other objective events or occurrences which occur during a Performance Period, including, but not limited to, acquisitions by the Company and changes in applicable tax laws or accounting principles, provided that the Committee shall not have the discretion to increase the amount of compensation that would otherwise be due upon attainment of the Performance Goals to any Participant who is a Covered Employee except to the extent permitted under Section 162(m) of the Code and regulations thereunder.

        "Performance Period" means, with respect to any Incentive Award, the period specified by the Committee, including, but not limited to, the calendar year or any part thereof and periods of more than one consecutive calendar year.

        "Performance Targets" mean the specific measures which must be satisfied in connection with any Performance Goal prior to funding of any incentive pool.

        "Plan" means the Banknorth Group, Inc. Executive Incentive Plan.



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SECTION 3. ADMINISTRATION.

        The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have exclusive authority to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Awards, the terms of any such payments, the time or times at which Performance Goals are established, the Performance Periods to which Incentive Awards relate, and the actual dollar amount of any Incentive Award. The determinations of the Committee pursuant to this authority shall be conclusive and binding.

        The Committee may, in its discretion, authorize the Chief Executive Officer of the Company to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by a majority of the Committee under the Plan, or which are required to be handled exclusively by the Committee under Section 162(m) of the Code or the regulations promulgated thereunder.

SECTION 4. ESTABLISHMENT OF PERFORMANCE GOALS AND INCENTIVE AWARDS.

        A. Establishment of Performance Goals. Prior to the earliest time required by Section 162(m) of the Code or the regulations thereunder, the Committee shall, in its sole discretion, for each Performance Period, determine and establish in writing the following:

                1.      The Performance Goals applicable to the Performance
Period; and

                2. The Performance Targets pursuant to which the amount which may be available for payment to Participants as Incentive Awards based upon the relative level of attainment of the Performance Goals may be calculated.

        B. Certification and Payment. After the end of each Performance Period, the Committee shall:

                1. Certify in writing, prior to the unconditional payment of any Incentive Award, the level of attainment of the Performance Goals for the Performance Period; and

                2. Determine the amount, if any, to be paid to each Participant as that Participant's Incentive Award, and authorize payment of such amount, provided that in the case of a Participant who is a Covered Employee, the Committee shall not be authorized to increase the amount of the Incentive Award for any Performance Period determined with respect to any such individual by reference to the applicable Performance Targets except to the extent permitted under Section 162(m) of the Code and regulations thereunder.

        C. Conditional Payments. The Committee may authorize a conditional payment of a Participant's Incentive Award prior to the end of a Performance Period based upon the



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Committee's good faith determination of the projected size of (i) the total amount which will become available for payment as Incentive Awards for the Performance Period and (ii) the amount determined with respect to any such Participant by reference to the Performance Targets, provided that in the case of a Participant who is a Covered Employee, the Committee shall not be authorized to authorize such a conditional payment except to the extent permitted under Section 162(m) of the Code and regulations thereunder.

        D.      Other Applicable Rules.

                1. Unless otherwise determined by the Committee with respect to any Covered Employee or by the Committee or the Company's Chief Executive Officer with respect to any other Participant (unless otherwise required by applicable law), and except as expressly provided in Section 5 hereof, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company or an Affiliate as of the date of payment; provided, however, in the event of the Participant's (i) retirement in accordance with the policies of the Company or an Affiliate which employs the Participant, (ii) death or (iii) disability (within the meaning of such term as set forth in the Long-Term Disability Plan of the Company or its successor, the provisions of which are incorporated herein by reference, or as the Committee shall determine based on information provided to it), the Company shall pay the Participant an Incentive Award for the applicable Performance Period, which Incentive Award shall be prorated based on the number of months the Participant was employed by the Corporation or an Affiliate during the applicable Performance Period in which the Participant's retirement, death or disability occurred. In the case of the Participant's retirement, death or disability, such payment shall be made as soon as practicable after the completion of the Performance Period during which the Participant retired in the normal course of payments made to all other Participants.

                2. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death will be paid to the Participant's estate.

                3. Incentive Awards shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Company's payroll practices as from time-to-time in effect.



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                4.      The maximum amount which may become payable to any
Covered Employee in any calendar year as an Incentive Award with respect to all Performance Periods completed during such calendar year shall be $10,000,000.

                5. Incentive Awards calculated by reference to any Performance Periods shall be payable in cash. In each case, Incentive Awards shall be paid as soon as practicable after the completion of the Performance Period.

                6. A Participant shall have the right to defer any or all of any Incentive Award as permitted under the provisions of any deferred compensation plan maintained by the Company. The Committee, in its sole discretion, may impose limitations on the percentage or dollar amount of any Participant election to defer any Incentive Award and may impose rules prohibiting the deferral of less than 100% of any Incentive Award. Notwithstanding anything in this Section 4(D)(6) to the contrary, in the event a Participant defers receipt of all or any portion of an Incentive Award under the provisions of any deferred compensation plan maintained by the Company, the provisions of the Plan (including this Section 4(D)(6) regarding the timing and form of payment of Incentive Awards) shall cease to apply to such deferred amounts and the provisions of the applicable deferred compensation plan shall govern the timing and form of payment of such deferred amounts.

                7. Until paid to a Participant, Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to laws of intestacy.

SECTION 5. CHANGE-IN-CONTROL OF THE COMPANY.

        Notwithstanding any other provision of the Plan, in the event of a Change-in-Control of the Company or the employment of a Participant by the Company is terminated without Cause by the Company in anticipation of a Change-in-Control of the Company, then the Participant shall receive a pro rata Incentive Award (i) with respect to any Performance Period then in effect which had an original term of a year or less, based on the amount required to be paid pursuant to any Executive Severence Agreement between the Participant and the Company and (ii) with respect to any Performance Period then in effect which had an original term of greater than a year, based on the greater of (x) the actual attainment by the Company of the Performance Goals and (y) the assumed attainment by the Company of the maximum of the Performance Goals for the Performance Periods (in each case in clauses (i) and (ii) annualized to the extent appropriate). Any such pro rata Incentive Award shall be calculated based on the number of weeks, including partial weeks, in a Performance Period elapsed through the date of the Change-in-Control of the Company. Payments of the amount(s) to which a Participant is entitled hereunder shall be made by the Company or the acquiror of the Company, as applicable, within thirty (30) days after the date of the Change-in-Control of the Company.



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SECTION 6. AMENDMENT OR TERMINATION.

        A. Except as provided in Section 6(B) hereof, the Board may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant, provided that any such amendment or modification shall be subject to the approval of the stockholders of the Company to the extent necessary to retain the benefits of Section 162(m) and regulations thereunder for performance-based compensation. Any such action may be taken without the approval of the Company's shareholders unless shareholder approval is required by applicable law. Termination of the Plan shall not affect any Incentive Awards earned prior to, but payable on or after, the date of termination, and any such payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

        B. Notwithstanding any provision hereof to the contrary, the provisions of Sections 5 and 6(B) hereof may not be amended or terminated for a period of twenty-four (24) months following a Change-in-Control of the Company, or in connection with or in anticipation of a Change-in-Control of the Company, if any such amendment or termination would adversely affect any outstanding Incentive Award of a Participant under the Plan.

SECTION 7. EFFECTIVE DATE OF THE PLAN.

        The Banknorth Group, Inc. Executive Incentive Plan shall be effective as of May 22, 2001, subject to approval of the shareholders of the Company, and thereafter shall remain in effect until terminated in accordance with Section 6 hereof.

SECTION 8. GENERAL PROVISIONS.

        A. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company or any Affiliate, except as expressly provided in the Plan. Without limiting the foregoing, no Participant shall have the right to be selected to receive an Incentive Award under the Plan, or, having been so selected, to be selected to receive another Incentive Award under the Plan in the future.

        B. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Company, or any Affiliate, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company or any Affiliate.

        C. Nothing contained in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

        D. The Plan shall be governed, construed and administered in accordance with the laws of the State of Maine, except to the extent such laws may be superseded by federal law.



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        E.      The Plan is intended to comply in all aspects with applicable laws and regulations, including, with respect to those Participants who are Covered Employees, Section 162(m) of the Code. In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable laws or regulations, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws and regulations, including, without limitation, Section 162(m) of the Code and the regulations thereunder, so as to carry out the intent of the Plan.

        F. The Plan and any outstanding Incentive Awards thereunder shall be binding upon the successors and assigns of the Company and each Participant's heirs, executors, administrators, personal representatives and successors in interest.

Compensation Committee Approved: May 22, 2001
Board Ratified: July 24, 2001
Shareholders Approved: April 23, 2002
Board Approved Amendment: October 22, 2002





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